EXHIBIT M-1

[Cleary Gottlieb Steen & Hamilton LLP Logo]

November 16, 2005

Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, NY 10010-3629

United States of America

The Hongkong and Shanghai Banking Corporation Limited

Level 18, HSBC Main Building

1 Queen’s Road, Central

Hong Kong

UBS AG

52/F Two International Finance Center

8 Finance Street, Central

Hong Kong

    as Representatives of the several Underwriters

Ladies and Gentlemen:

We have acted as special United States counsel to The Export-Import Bank of Korea, a statutory juridical entity established in the Republic of Korea under The Export-Import Bank of Korea Act of 1969, as amended (the “Bank”), in connection with the Bank’s offering pursuant to a registration statement under Schedule B (No. 333-9564) of $500,000,000 aggregate principal amount of its floating rate notes due 2010 (the “Notes”) to be issued under a fiscal agency agreement dated as of August 1, 1991 (the “Fiscal Agency Agreement”) between the Bank and JPMorgan Chase Bank, as fiscal agent. Such registration statement, as amended when it became effective, is herein called the “Registration Statement;” the related prospectus dated August 12, 2005, as first filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended (the “Securities Act”), is herein called the “Base Prospectus;” the prospectus supplement dated November 8, 2005, as first filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act, is herein called the “Prospectus Supplement;” and the Base Prospectus and the Prospectus Supplement, together, are herein called the “Prospectus.” This opinion letter is furnished pursuant to Section 5(e) of the Underwriting Agreement Standard Terms (Debt Securities), which is incorporated by reference into the Terms Agreement thereto dated November 8, 2005 (together, the “Underwriting Agreement”) between the Bank and the several underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	an executed copy of the Underwriting Agreement;

(b)	the Registration Statement;

(c)	the Prospectus;

(d)	a specimen of the Notes;

(e)	an executed copy of the Fiscal Agency Agreement; and

(f)	the documents delivered to you by the Bank at the closing pursuant to the Underwriting Agreement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such records of the Bank and such other instruments and other certificates of public officials, officers and representatives of the Bank and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Bank in the Underwriting Agreement) and (ii) that the Notes conform to the specimen thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Fiscal Agency Agreement.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Notes are the valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Fiscal Agency Agreement.

2. The Fiscal Agency Agreement is a valid, binding and enforceable agreement of the Bank.

3. The issuance and sale of the Notes to the Underwriters pursuant to the Underwriting Agreement do not, and the performance by the Bank of its obligations in the Underwriting Agreement, the Fiscal Agency Agreement and the Notes will not, require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States or the State of New York that in our experience normally would be applicable with respect to such issuance, sale or performance, except such as have been obtained or effected under the Securities Act (but we express no opinion relating to any state securities or Blue Sky laws).

4. No registration of the Bank under the U.S. Investment Company Act of 1940, as amended, is required for the offer and sale of the Notes by the Bank in the manner contemplated by the Underwriting Agreement and the Prospectus.

5. The statements made in the Prospectus under the heading “Taxation—United States Tax Considerations” in the Base Prospectus and under the heading “United States Tax Considerations” in the Prospectus Supplement, insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair summary of the principal United States federal income tax consequences of an investment in the Notes.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Bank, (a) we have assumed that the Bank and each other party to such agreement or obligation have satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Bank regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to such agreement or obligation); (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity; and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights. In addition, we note that the enforceability of the waiver of immunities by the Bank set forth in Section 15 of the Fiscal Agency Agreement is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976.

We express no opinion (i) as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Fiscal Agency Agreement where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist; or (ii) as to the provisions of the last sentence of Section 4(b) and the second sentence of Section 8(a) of the Fiscal Agency Agreement. We note that the designation in Section 15 of the Fiscal Agency Agreement of the United States federal courts sitting in The City of New York as the venue for actions or proceedings relating to the Fiscal Agency Agreement is (notwithstanding the waiver in Section 15 of the Fiscal Agency Agreement) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We are furnishing this opinion letter to you, as Representatives of the Underwriters, solely for the benefit of the Underwriters in their capacity as such in connection with the offering of the Notes. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Jinduk Han
Jinduk Han, a Partner